Exhibit - 21.1

MELLON FINANCIAL CORPORATION

PRIMARY SUBSIDIARIES OF THE CORPORATION (a)

DEC. 31, 2002

Boston Safe Deposit and Trust Company — State of Incorporation:  Massachusetts

The Boston Company, Inc. — State of Incorporation:  Massachusetts

Buck Consultants, Inc. — State of Incorporation:  New York

Mellon Bank, N.A. — Incorporation:  United States

•	Cornice Holding Company, Inc. — State of Incorporation: Colorado

••	Founders Asset Management, LLC — State of Organization: Colorado

•	The Dreyfus Corporation — State of Incorporation: New York

Mellon 1st Business Corporation — State of Incorporation:  California

Mellon United National Bank — Incorporation:  United States

MBC Investments Corporation — State of Incorporation:  Delaware

•	Neptune, LLC — State of Organization: Delaware

••	Mellon Europe Limited — Incorporation: England

•••	Mellon Global Investments Limited — Incorporation: England

•••	Newton Management Limited — Incorporation: England

••••	Newton Investment Management Limited — Incorporation: England

Mellon Investor Services Group, LLC — State of Organization:  New Jersey

•	Mellon Investor Services, LLC — State of Organization: New Jersey

Mellon HR Solutions, LLC — State of Organization:  Pennsylvania

Standish Mellon Asset Management Holdings, LLC — State of Organization:  Pennsylvania

•	Standish Mellon Asset Management, LLC — State of Organization: Massachusetts

(a)	This listing includes all significant subsidiaries as defined in Rule 1-02(w) of Regulation S-X, as well as other selected subsidiaries.